Exhibit 99.1

Sharps Compliance Awarded Blanket Purchase Agreement from U.S. Department of Veterans Affairs

HOUSTON, Texas, November 30, 2015 – Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, announced that it has been awarded a blanket purchase agreement (“BPA”) from the U.S. Department of Veterans Affairs (“VA”) for the supply of its Takeaway Medication Recovery System™ Envelopes to VA healthcare facilities nationwide as part of the VA’s Consolidated Mail Outpatient Program.  The awarded BPA allows, but does not obligate, the VA to purchase up to $7 million, per year, of TakeAway envelopes over a five year agreement period. The BPA is structured as a base year, plus four option years, agreement. There is no guarantee of volume and the BPA may be cancelled by either party upon a 30 day written advance notice to the other party.

“We are very pleased to have this opportunity to work with the VA to assist their Consolidated Mail Outpatient Pharmacy program,” commented David P. Tusa, President and Chief Executive Officer of Sharps. “The VA operates the nation’s largest integrated healthcare system and this national program makes our TakeAway envelopes available to any of the 24 million Veterans who might require this service.  Our envelopes meet all of the requirements of the DEA’s October 2014 Secure and Responsible Drug Disposal Act for the proper and cost effective collection, transportation and treatment of consumer dispensed unused medication including controlled substances.   We applaud the VA for making it easier for Veterans to safely dispose of unused medications, including controlled substances, while also protecting their families, communities and the environment.”

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials.
More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps’ current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:
Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: (203) 972-9200 Email: jnesbett@institutionalms.com